EXHIBIT 99.1

15-2844-bk(L)

In re Motors Liquidation Co.

UNITED STATES COURT OF APPEALS

FOR THE SECOND CIRCUIT

August Term 2015

(Argued: March 15, 2016                      Decided: July 13, 2016)

Docket Nos. 15-2844-bk(L), 15-2847-bk(XAP), 15-2848-bk(XAP)

IN THE MATTER OF: MOTORS  LIQUIDATION COMPANY,

        Debtor.

CELESTINE ELLIOTT, LAWRENCE ELLIOTT,  BERENICE SUMMERVILLE,

Creditors-Appellants-Cross-Appellees,

SESAY AND BLEDSOE PLAINTIFFS, IGNITION  SWITCH PLAINTIFFS, IGNITION SWITCH

PRE-CLOSING ACCIDENT PLAINTIFFS, DORIS  POWLEDGE PHILLIPS,

Appellants-Cross-Appellees,

GROMAN PLAINTIFFS,

Appellants,

v.

GENERAL MOTORS LLC,

Appellee-Cross-Appellant,

WILMINGTON TRUST COMPANY,

Trustee-Appellee-Cross-Appellant,

PARTICIPATING UNITHOLDERS,

Creditors-Appellees-Cross-Appellants.1

ON APPEAL FROM THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

Before:

STRAUB, CHIN, and CARNEY, Circuit Judges.

Appeal from a judgment of the United States Bankruptcy Court for the Southern District of New York (Gerber, J.), enforcing a “free and clear” provision of a sale order to enjoin claims against a debtor’s successor corporation and concluding under the equitable mootness doctrine that assets of the debtor’s unsecured creditors’ trust would be protected from late-filed claims. On appeal, plaintiffs challenge the bankruptcy court’s rulings that: (1) it had jurisdiction, (2) the sale order covered their claims, (3) enforcement of the sale order would not violate procedural due process, and (4) relief for any late-filed claims would be barred as equitably moot.

[1]	The Clerk of Court is respectfully directed to amend the official caption to conform to the above.

AFFIRMED, REVERSED, AND VACATED IN PART, AND REMANDED.

GARY PELLER, Washington, D.C., for Creditors-Appellants-Cross-Appellees Celestine Elliott, Lawrence Elliott, and Berenice Summerville, and Appellants-Cross-Appellees Sesay and Bledsoe Plaintiffs.

STEVEN W. BERMAN (Andrew M. Volk, on the brief), Hagens Berman Sobol Shapiro LLP, Seattle, Washington, and Elizabeth J. Cabraser, Lieff Cabraser Heimann & Bernstein, LLP, San Francisco, California, and Rachel J. Geman, Lieff Cabraser Heimann & Bernstein, LLP, New York, New York, and Edward S. Weisfelner, David J. Molton, Howard S. Steel, Brown Rudnick LLP, New York, New York, and Sandra L. Esserman, Stutzman, Bromberg, Esserman & Plifka, P.C., Dallas Texas, for Appellants-Cross-Appellees Ignition Switch Plaintiffs.

WILLIAM P. WEINTRAUB (Gregory W. Fox, on the brief), Goodwin Procter LLP, New York, New York, for Appellants-Cross-Appellees Ignition Switch Pre-Closing Accident Plaintiffs.

Joshua P. Davis, Josh Davis Law Firm, Houston, Texas, for Appellant-Cross-Appellee Doris Powledge Phillips.

ALEXANDER H. SCHMIDT, Wolf Haldenstein Adler Freeman & Herz LLP, New York, New York, and Jonathan L. Flaxer, Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York, for Appellants Groman Plaintiffs.

ARTHUR J. STEINBERG (Scott Davidson, on the brief), King & Spalding LLP, New York, New York, and Merritt E. McAlister, King & Spalding LLP, Atlanta, Georgia, and Edward L. Ripley, King & Spalding LLP, Houston, Texas, and Richard C. Godfrey, Andrew B. Bloomer, Kirkland & Ellis LLP, Chicago, Illinois, for Appellee-Cross-Appellant General Motors LLC.

Adam H. Offenhartz, Aric H. Wu, Lisa H. Rubin, Gabriel K. Gillett, Gibson, Dunn & Crutcher LLP, New York, New York, for Trustee-Appellee-Cross-Appellant Wilmington Trust Company.

PRATIK A. SHAH, Akin Gump Strauss Hauer & Feld LLP, Washington, D.C., and Daniel H. Golden, Deborah J. Newman, Akin Gump Strauss Hauer & Feld LLP, New York, New York, for Creditors-Appellees-Cross-Appellants Participating Unitholders.

CHIN, Circuit Judge:

On June 1, 2009, General Motors Corporation (“Old GM”), the nation’s largest manufacturer of automobiles and the creator of such iconic American brands as Chevrolet, Cadillac, and Jeep, filed for bankruptcy. During the financial crisis of 2007 and 2008, as access to credit tightened and consumer spending diminished, Old GM posted net losses of $70 billion over the course of a year and a half. The U.S. Department of the Treasury (“Treasury”) loaned billions of dollars from the Troubled Asset Relief Program (“TARP”) to buy the company time to revamp its business model. When Old GM’s private efforts failed, President Barack Obama announced to the nation a solution — “a quick, surgical bankruptcy.”2 Old GM petitioned for Chapter 11 bankruptcy protection, and only forty days later the new General Motors LLC (“New GM”) emerged.

This case involves one of the consequences of the GM bankruptcy. Beginning in February 2014, New GM began recalling cars due to a defect in their ignition switches. The defect was potentially lethal: while in motion, a car’s ignition could accidentally turn off, shutting down the engine, disabling power steering and braking, and deactivating the airbags.

[2]	Remarks on the United States Automobile Industry, 2009 Daily Comp. Pres. Doc. 2 (June 1, 2009).

Many of the cars in question were built years before the GM bankruptcy, but individuals claiming harm from the ignition switch defect faced a potential barrier created by the bankruptcy process. In bankruptcy, Old GM had used 11 U.S.C. § 363 of the Bankruptcy Code (the “Code”) to sell its assets to New GM “free and clear.” In plain terms, where individuals might have had claims against Old GM, a “free and clear” provision in the bankruptcy court’s sale order (the “Sale Order”) barred those same claims from being brought against New GM as the successor corporation.

Various individuals nonetheless initiated class action lawsuits against New GM, asserting “successor liability” claims and seeking damages for losses and injuries arising from the ignition switch defect and other defects. New GM argued that, because of the “free and clear” provision, claims could only be brought against Old GM, and not New GM.

On April 15, 2015, the United States Bankruptcy Court for the Southern District of New York (Gerber, J.) agreed and enforced the Sale Order to enjoin many of these claims against New GM. Though the bankruptcy court also determined that these plaintiffs did not have notice of the Sale Order as required by the Due Process Clause of the Fifth Amendment, the bankruptcy court denied plaintiffs relief from the Sale Order on all but a subset of claims. Finally, the bankruptcy court invoked the doctrine of equitable mootness to bar relief for would-be claims against a trust established in bankruptcy court to pay out unsecured claims against Old GM (“GUC Trust”).3

The bankruptcy court entered judgment and certified the judgment for direct review by this Court.4 Four groups of plaintiffs appealed, as did New GM and GUC Trust. We affirm, reverse, and vacate in part the bankruptcy court’s decision to enforce the Sale Order against plaintiffs and vacate as advisory its decision on equitable mootness.

BACKGROUND

I.	Bailout

In the final two quarters of 2007, as the American economy suffered a significant downturn, Old GM posted net losses of approximately $39 billion and $722 million. General Motors Corp., Annual Report (Form 10-K) 245 (Mar. 5, 2009). In 2008, it posted quarterly net losses of approximately $3.3 billion, $15.5 billion, $2.5 billion, and $9.6 billion. Id. In a year and a half, Old GM had managed to hemorrhage over $70 billion.

[3]	For ease of reference, in the context of this appeal, we also refer to Wilmington Trust Company (the administrator of GUC Trust) and the unitholders of GUC Trust collectively and singularly as “GUC Trust.”
[4]	See 28 U.S.C. § 158(d)(2) (providing jurisdiction for courts of appeals to hear appeals if the bankruptcy court certifies that certain conditions are met).

The possibility of Old GM’s collapse alarmed many. Old GM employed roughly 240,000 workers and provided pensions to another 500,000 retirees. Id. at 19, 262. The company also purchased parts from over eleven thousand suppliers and marketed through roughly six thousand dealerships. A disorderly collapse of Old GM would have far-reaching consequences.

After Congress declined to bail out Old GM, President George W. Bush announced on December 19, 2008 that the executive branch would provide emergency loans to help automakers “stave off bankruptcy while they develop plans for viability.”5 In Old GM’s case, TARP loaned $13.4 billion on the condition that Old GM both submit a business plan for long-term viability to the President no later than February 17, 2009 and undergo any necessary revisions no later than March 31, 2009. If the President found the business plan unsatisfactory, the TARP funds would become due and payable in thirty days, rendering Old GM insolvent and effectively forcing it into bankruptcy.

[5]	Remarks on the American Auto Industry, 44 Weekly Comp. Pres. Doc. 1569 (Dec. 19, 2008).

On March 30, 2009, President Obama told the nation that Old GM’s business plan was not viable.6 At the same time, the President provided Old GM with another $6 billion loan and sixty more days to revise its plan along certain parameters. President Obama also reassured the public:

But just in case there’s still nagging doubts, let me say it as plainly as I can: If you buy a car from Chrysler or General Motors, you will be able to get your car serviced and repaired, just like always. Your warranty will be safe. In fact, it will be safer than it’s ever been, because starting today, the United States Government will stand behind your warranty.7

As the President stood behind the reliability of GM cars, pledging another $600 million to back all warranty coverage, bankruptcy remained a stark possibility.8

II.	Bankruptcy

The federal aid did not succeed in averting bankruptcy. Old GM fared no better in the first quarter of 2009 — posting on May 8, 2009 a $5.9 billion net loss. General Motors Corp., Quarterly Report (Form 10-Q) 57 (May 8, 2009).

[6]	Remarks on the United States Automobile Industry, 2009 Daily Comp. Pres. Doc. 2 (Mar. 30, 2009) [hereinafter “March 30, 2009 Presidential Remarks”].
[7]	March 30, 2009 Presidential Remarks, supra note 6, at 3.
[8]	See Office of the Press Sec’y, White House, Obama Administration’s New Warrantee Commitment Program (Mar. 30, 2009); see also Office of the Press Sec’y, White House, Obama Administration New Path to Viability for GM & Chrysler (Mar. 30, 2009); Steven Rattner, Overhaul: An Insider’s Account of the Obama Administration’s Emergency Rescue of the Auto Industry 299 (2010).

But entering bankruptcy posed a unique set of problems: Old GM sought to restructure and become profitable again, not to shut down; yet if Old GM lingered in bankruptcy too long, operating expenses would accumulate and consumer confidence in the GM brand could deteriorate, leaving Old GM no alternative but to liquidate and close once and for all. On June 1, 2009, with these risks in mind, Old GM petitioned for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Southern District of New York.

A.	Mechanics of the § 363 Sale

The same day, Old GM filed a motion to sell itself to New GM (also dubbed “Vehicle Acquisition Holdings LLC” or “NGMCO, Inc.”), complete with a 103-page draft sale agreement and 30-page proposed sale order.

Through this proposed sale, Old GM was attempting not a traditional Chapter 11 reorganization, but a transaction pursuant to 11 U.S.C. § 363 — a less common way of effecting a bankruptcy. See, e.g., In re Lionel Corp., 722 F.2d 1063, 1066-70 (2d Cir. 1983) (explaining the history of § 363). The usual Chapter 11 reorganization follows set procedures: the company entering bankruptcy (the “debtor”) files a reorganization plan disclosing to creditors how they will be treated, asks those creditors to vote to accept the plan, and then emerges from bankruptcy with its liabilities restructured along certain parameters. See 11 U.S.C. §§ 1121-1129.9 This jostling can take years.10 In contrast, in a § 363 sale of substantially all assets, the debtor does not truly “reorganize.” Instead, it sells its primary assets to a successor corporation, which immediately takes over the business. See Fla. Dep’t of Revenue v. Piccadilly Cafeterias, Inc., 554 U.S. 33, 37 n.2 (2008). As evidenced by the GM bankruptcy, a § 363 sale can close in a matter of weeks.

The proposed sale was, in effect, a complex transaction made possible by bankruptcy law. GM’s sale would proceed in several parts. First, Old GM would become a “debtor-in-possession” under the Code. See 11 U.S.C. § 1101. Where a trustee might otherwise be appointed to assert outside control of the debtor, id. § 1104, a debtor-in-possession continues operating its business, id. §§ 1107, 1108. See In re Smart World Techs., LLC, 423 F.3d 166, 174 n.10 (2d Cir.

[9]	See generally Evan F. Rosen, Note, A New Approach to Section 363(f)(3), 109 Mich. L. Rev. 1529, 1538-39 (2011) (“However, unlike sales pursuant to the standard Chapter 11 plan confirmation process, 363(f) Sales occur without the benefit of the Chapter 11 Safeguards — the disclosure, notice, voting, and priority safeguards . . . to protect secured creditors.”).
[10]	See Jacob A. Kling, Rethinking 363 Sales, 17 Stan. J.L. Bus. & Fin. 258, 262 (2012) (“A plan of reorganization must be submitted to a vote of creditors and equity holders after furnishing them with a disclosure statement, a process that can take years.” (footnote omitted)).

2005) (“In a chapter 11 case, . . . the debtor usually remains in control of the estate as the ‘debtor in possession.’”). Still in control, Old GM could seek the bankruptcy court’s permission to sell portions of its business. See 11 U.S.C. § 363(b)(1).

Second, there would be New GM, a company owned predominantly by Treasury (over sixty percent). As proposed, New GM would acquire from Old GM substantially all of its business — what one might commonly think of as the automaker “GM.” But New GM would not take on all of Old GM’s liabilities. The Code allows a § 363 sale “free and clear of any interest in such property.” 11 U.S.C. § 363(f). The proposed sale order provided that New GM would acquire Old GM assets “free and clear of all liens, claims, encumbrances, and other interests of any kind or nature whatsoever, including rights or claims based on any successor or transferee liability.” J. App. 276. Other than a few liabilities that New GM would assume as its own, this “free and clear” provision would act as a liability shield to prevent individuals with claims against Old GM from suing New GM. Once the sale closed, the “bankruptcy” would be done: New GM could immediately begin operating the GM business, free of Old GM’s debts.

Third, Old GM would remain. The proposed sale would leave Old GM with some assets, including $1.175 billion in cash, interests in the Saturn brand, and certain real and personal property. Old GM would also receive consideration from New GM, including a promise to repay Treasury and Canadian government loans used to finance the business through bankruptcy and a ten-percent equity stake in New GM. Old GM would retain, however, the bulk of its old liabilities.

Fourth, Old GM would liquidate. Though liquidation is not formally part of a § 363 sale, the sale would result in two GM companies. Old GM would disband: it would rename itself “Motors Liquidation Company” and arrange a plan for liquidation that addressed how its remaining liabilities would be paid. See 11 U.S.C. § 1129(a)(11). Thus, while New GM would quickly emerge from bankruptcy to operate the GM business, Old GM would remain in bankruptcy and undergo a traditional, lengthy liquidation process.

B.	Sale Order

One day after Old GM filed its motion, on June 2, 2009, the bankruptcy court ordered Old GM to provide notice of the proposed sale order. Old GM was required to send direct mail notice of its proposed sale order to numerous interested parties, including “all parties who are known to have asserted any lien, claim, encumbrance, or interest in or on [the to-be-sold assets],” and to post publication notice of the same in major publications, including the Wall Street Journal and New York Times. J. App. 385-86. The sale notice specified that interested parties would have until June 19, 2009 to submit to the bankruptcy court responses and objections to the proposed sale order.

The bankruptcy court proceeded to hear over 850 objections to the proposed sale order over the course of three days, between June 30 and July 2, 2009. On July 5, 2009, after addressing and dismissing the objections, the bankruptcy court approved the § 363 sale. In re General Motors Corp. (“GM”), 407 B.R. 463 (Bankr. S.D.N.Y. 2009) (Gerber, J.). Among those objections were arguments against the imposition of a “free and clear” provision to bar claims against New GM as the successor to Old GM made by consumer organizations, state attorneys general, and accident victims.

Next, the bankruptcy court issued the Sale Order, which entered into effect the final sale agreement between Old GM and New GM (the “Sale Agreement”). In the Sale Agreement, New GM assumed fifteen categories of liabilities. As relevant here, New GM agreed to assume liability for accidents after the closing date for the § 363 sale and to make repairs pursuant to express warranties issued in connection with the sale of GM cars — two liability provisions present in the initial draft sale agreement. The Sale Agreement also provided a new provision — resulting from negotiations among state attorneys general, the GM parties, and Treasury during the course of the sale hearing — that New GM would assume liability for any Lemon Law claims.11 With these exceptions, New GM would be “free and clear” of any and all liabilities of Old GM.

On July 10, 2009, the § 363 sale officially closed, and New GM began operating the automaker business. As a matter of public perception, the GM bankruptcy was over — the company had exited bankruptcy in forty days.12

[11]	The Sale Agreement defined “Lemon Laws” as “state statute[s] requiring a vehicle manufacturer to provide a consumer remedy when such manufacturer is unable to conform a vehicle to the express written warranty after a reasonable number of attempts, as defined in the applicable statute.” J. App. 1676.
[12]	See, e.g., Bill Vlasic, G.M. Vow to Slim Includes Top Ranks, N.Y. Times (July 10, 2009) (“General Motors . . . emerged from bankruptcy on Friday . . . .”); John D. Stoll & Neil King Jr., GM Set to Exit Bankruptcy, Wall Street Journal (July 10, 2009) (“The new General Motors Co. is poised to exit Chapter 11 protection as soon as Friday morning, and to emerge as a leaner, more focused company after only 40 days in bankruptcy court.”).

C.	Liquidation of Old GM

Meanwhile, Old GM remained in bankruptcy. Over the next several years, the bankruptcy court managed the process of satisfying liabilities that remained with Old GM (i.e., not taken on by New GM).

The bankruptcy court set November 30, 2009 as the “bar date” for any individual or entity to file a proof of claim — that is, to assert a claim as to Old GM’s remaining assets. Old GM filed its first Chapter 11 liquidation plan on August 31, 2010, and amended it on December 8, 2010 and again on March 29, 2011. The proposed plan provided how claims against Old GM would be paid: secured claims, other priority claims, and environmental claims made by the government would be paid in full; unsecured claims (claims without an assurance of payment, such as in the form of a lien on property) would not.

Instead, under the plan, Old GM would establish GUC Trust, which would be administered by the Wilmington Trust Company. Once GUC Trust (and other like trusts) was established, Old GM would dissolve.

GUC Trust would hold certain Old GM assets — including New GM stock and stock warrants that could be used to purchase shares at fixed prices, along with other financial instruments. Creditors with unsecured claims against

Old GM would receive these New GM securities and “units” of GUC Trust (the value of which would be pegged to the residual value of GUC Trust) on a pro rata basis in satisfaction of their claims. The Sale Agreement also imposed an “accordion feature” to ensure that GUC Trust would remain adequately funded in the event that the amount of unsecured claims grew too large. The accordion feature provided that if “the Bankruptcy Court makes a finding that the estimated aggregate allowed general unsecured claims against [Old GM’s] estates exceed $35 [billion], then [New GM] will . . . issue 10,000,000 additional shares of Common Stock . . . to [Old GM].” J. App. 1699.

On March 29, 2011, the bankruptcy court confirmed this liquidation plan. GUC Trust made quarterly distributions of its assets thereafter. The initial distribution released more than seventy-five percent of the New GM securities.

On February 8, 2012, the bankruptcy court ordered that no further claims against Old GM and payable by GUC Trust would be allowed unless the claim amended a prior claim, was filed with GUC Trust’s consent, or was deemed timely filed by the bankruptcy court. As of March 31, 2014, GUC Trust had distributed roughly ninety percent of its New GM securities and nearly 32 million units of GUC Trust; the expected value of unsecured claims against Old

GM totaled roughly $32 billion, not enough to trigger the accordion feature and involve New GM in the bankruptcy. The GM bankruptcy that began five years earlier appeared to be approaching its end.

III.	Ignition Switch Defect

On February 7, 2014, New GM first informed the National Highway Traffic Safety Administration (“NHTSA”) that it would be recalling, among other vehicles, the 2005 Chevrolet Cobalt. A defect in the ignition switch could prevent airbags from deploying.

A later congressional staff report, which followed four days of testimony by New GM CEO Mary Barra before committees of the House of Representatives and Senate, described what could happen by referring to an actual tragic accident caused by the defect:13 In October 2006, three teenagers

[13]

Staff of H. Comm. on Energy & Commerce, 113th Cong., Report on the GM Ignition Switch Recall: Review of NHTSA 1 (Sept. 16, 2014); Examining Accountability and Corporate Culture in Wake of the GM Recalls: Hearing Before the Subcomm. on Consumer Prot., Prod. Safety, & Ins. of the S. Comm. on Commerce, Sci., & Transp., 113th Cong. (2014); The GM Ignition Switch Recall: Investigation Update: Hearing Before the Subcomm. on Oversight & Investigations of the H. Comm. on Energy & Commerce, 113th Cong. (2014); Examining the GM Recall and NHTSA’s Defect Investigation Process: Hearing Before the Subcomm. on Consumer Prot., Prod. Safety, & Ins. of the S. Comm. on Commerce, Sci., & Transp., 113th Cong. (2014) [hereinafter “April 2, 2014 Senate Hearing”]; The GM Ignition Switch Recall: Why Did It Take So Long?: Hearing Before the Subcomm. on Oversight & Investigations of the H. Comm. on Energy & Commerce, 113th Cong. (2014).

were riding in a 2005 Chevrolet Cobalt when the driver lost control and the car careened off the side of the road. The vehicle flew into a telephone utility box and several trees. The airbags did not deploy, and two of the teenagers died.

From February until October 2014, New GM would issue over 60 recalls, with the number of affected vehicles in the United States alone surpassing 25 million. New GM hired attorney Anton Valukas of the law firm Jenner & Block to investigate; he did so and prepared an extensive report (the “Valukas Report”).14

In 1997, Old GM sold three out of ten cars on the road in North America. See General Motors Corp., Annual Report (Form 10-K) 60 (Mar. 20, 1998). Engineers began developing a new ignition switch that could be used in multiple vehicles across the GM brand, first by setting technical specifications for the switch and then by testing prototypes against those specifications.

Throughout testing, which lasted until 2002, prototypes consistently failed to meet technical specifications. In particular, a low amount of torque

[14]	Plaintiffs and New GM each extensively cite and quote to the Valukas Report as an account of the underlying facts regarding the ignition switch defect, and we do as well.

could cause the ignition switch to switch to “accessory” or “off.”15 A low torque threshold on an ignition switch would mean that little force — perhaps even the bump of a stray knee — would be needed to rotate the key in the switch from the “on” position to the “accessory” or “off” position.

Near the end of testing, an engineer commented on the ignition switch’s lingering problems in an email: he was “tired of the switch from hell.” J. App. 9696. Three months later, in May 2002, the ignition switch was approved for production, despite never having passed testing.

In the fall of 2002, Old GM began producing vehicles with the faulty ignition switch. Almost immediately, customers complained of moving stalls, sometimes at highway speeds — instances where the engine and power steering and braking cut off while the car was in motion, leaving drivers to manually maneuver the vehicle, that is, without assistance of the car’s power steering and braking systems.

Despite customer complaints, and grumblings in the press, Old GM classified the moving stall as a “non-safety issue.” Id. at 9711. As Valukas put it, “on a scale of 1 (most severe) to 4 (least severe) . . . the problem could have been

[15]	Torque is a measure of twisting force — it is generated, for example, when one twists off the cap of a soda bottle or tightens a bolt with a wrench.

designated a severity level 1 safety problem, [but] it was not.” Id. Instead, the moving stall was assigned a severity level of 3. Old GM personnel considered the problem to be a matter of customer satisfaction, not safety. These personnel apparently also did not then fully realize that when a car shuts off, so does its airbags. But as early as August 2001, at least some Old GM engineers understood that turning off the ignition switch could prevent airbags from deploying.

Complaints about the ignition switch continued. Between 2004 and 2005, NHTSA began asking questions about engine stalls. In 2005, several media outlets also reported on the stalls. See, e.g., Jeff Sabatini, Making a Case for Keyless Ignitions, N.Y. Times (June 19, 2005). Senior attorneys studied the stalls, but considered the risk to be “remote[    ].” J. App. 9734. At the same time, Old GM’s product investigations unit recreated the ignition switch’s issues by using only a heavy keychain to generate torque. Finally, in December 2005, Old GM issued a bulletin to dealers, but not to customers, warning them that “low ignition key cylinder torque” could cause cars to turn off. Id. at 9740. The bulletin did not mention that, as a result, cars could stall on the road.

Then came reports of fatalities. In late 2005 through 2006, news of deaths from airbag non-deployments in crashes where airbags should have deployed reached the desks of Old GM’s legal team. Around April 2006, Old GM engineers decided on a design change of the ignition switch to increase the torque. Old GM engineers did so quietly, without changing the ignition switch’s part number, a change that would have signaled that improvements or adjustments had been made.

In February 2007, a Wisconsin state trooper’s report made its way into the files of Old GM’s legal department: “The two front seat airbags did not deploy. It appears that the ignition switch had somehow been turned from the run position to accessory prior to the collision with the trees.” Id. at 9764. NHTSA similarly brought to Old GM’s attention reported airbag non-deployments. See Transportation Research Center, Indiana University, On-Site Air Bag Non-Deployment Investigation 7 (Apr. 25, 2007, rev. Mar. 31, 2008). As more incidents with its cars piled up, Old GM finally drafted an updated bulletin to dealers warning them of possible “stalls,” but never sent it out.

Old GM internally continued to investigate. By May 2009, staff had figured out that non-deployment of airbags in these crashes was attributable to a sudden loss of power. They believed that one of the two “most likely explanation[s] for the power mode signal change was . . . a problem with the

Ignition Switch.” J. App. 9783. By June 2009, Old GM engineers had implemented a change to the ignition key, hoping to fix the problem once and for all. One engineer lamented that “[t]his issue has been around since man first lumbered out of [the] sea and stood on two feet.” Id. at 9781.

Later, the Valukas Report commented on the general attitude at Old GM. For eleven years, “GM heard over and over from various quarters — including customers, dealers, the press, and their own employees — that the car’s ignition switch led to moving stalls, group after group and committee after committee within GM that reviewed the issue failed to take action or acted too slowly. Although everyone had responsibility to fix the problem, nobody took responsibility.” J. App. 9650.

The Valukas Report recounted aspects of GM’s corporate culture. With the “GM salute,” employees would attend action meetings and literally cross their arms and point fingers at others to shirk responsibility. With the “GM nod,” employees would (again) literally nod in agreement to endorse a proposed plan, understanding that they and others had no intention of following through. Finally, the Report described how GM employees, instead of taking action, would claim the need to keep searching for the “root cause” of the moving stalls and airbag non-deployments. This “search for root cause became a basis for doing nothing to resolve the problem for years.” Id. at 9906.

Indeed, New GM would not begin recalling cars for ignition switch defects until February 2014. Soon after New GM’s initial recall, individuals filed dozens of class actions lawsuits, claiming that the ignition switch defect caused personal injuries and economic losses, both before and after the § 363 sale closed.16 New GM sought to enforce the Sale Order, invoking the liability shield to hold New GM “free and clear” of various claims. This meant that when it came to Old GM cars New GM would pay for post-closing personal injuries, make repairs, and follow Lemon Laws, but nothing else. The amount of purportedly barred liabilities was substantial — an estimated $7 to $10 billion in economic losses, not to mention damages from pre-closing accidents.

IV.	Proceedings Below

On April 21, 2014, Steven Groman and others (the “Groman Plaintiffs”) initiated an adversary proceeding against New GM in the bankruptcy court below, asserting economic losses arising from the ignition switch defect.

[16]

Those class actions are consolidated before a district judge in the United States District Court for the Southern District of New York. See In re General Motors LLC Ignition Switch Litigation, No. 14-MD-2543 (S.D.N.Y.) (Furman, J.).

The same day, New GM moved to enforce the Sale Order to enjoin those claims, as well as claims in other ignition switch actions then being pursued against New GM.

Other plaintiffs allegedly affected by the Sale Order included classes of individuals who had suffered pre-closing injuries arising from the ignition switch defect (“Pre-Closing Accident Plaintiffs”), economic losses arising from the ignition switch defect in Old GM cars (“Ignition Switch Plaintiffs”), and damages arising from defects other than the ignition switch in Old GM cars (“Non-Ignition Switch Plaintiffs”).17 Included within the Ignition Switch Plaintiffs were individuals who had purchased Old GM cars secondhand after the § 363 sale closed (“Used Car Purchasers”).

On appeal, several orders are before us. First, the Non-Ignition Switch Plaintiffs filed a motion, asserting, among other things, that the bankruptcy court lacked jurisdiction to enforce the Sale Order. On August 6, 2014, the bankruptcy court denied that motion. In re Motors Liquidation Co. (“MLC I”), 514 B.R. 377 (Bankr. S.D.N.Y. 2014) (Gerber, J.).

[17]	On August 1, 2014, New GM filed motions to enforce the Sale Order against the Pre-Closing Accident Plaintiffs and Non-Ignition Switch Plaintiffs, who entered the bankruptcy proceedings later.

Second, after receiving further briefing and hearing oral argument on the motion to enforce, on April 15, 2015 the bankruptcy court decided to enforce the Sale Order in part and dismiss any would-be claims against GUC Trust because relief would be equitably moot. In re Motors Liquidation Co. (“MLC II”), 529 B.R. 510 (Bankr. S.D.N.Y. 2015) (Gerber, J.). The bankruptcy court first determined plaintiffs lacked notice consistent with procedural due process. Id. at 540-60. In particular, the bankruptcy court found that the ignition switch claims were known to or reasonably ascertainable by Old GM prior to the sale, and thus plaintiffs were entitled to actual notice, as opposed to the mere publication notice that they received. Id. at 556-60. The bankruptcy court found, however, that with one exception plaintiffs had not been “prejudiced” by this lack of notice — the exception being claims stemming from New GM’s own wrongful conduct in concealing defects (so-called “independent claims”). Id. at 560-74. In other words, the bankruptcy court held that New GM could not be sued — in bankruptcy court or elsewhere — for ignition switch claims that otherwise could have been brought against Old GM, unless those claims arose from New GM’s own wrongful conduct. Id. at 574-83.

In the same decision, the bankruptcy court addressed arguments by GUC Trust that it should not be held as a source for relief either. Applying the factors set out in In re Chateaugay Corp. (“Chateaugay III”), 10 F.3d 944 (2d Cir. 1993), the bankruptcy court concluded that relief for any late claims against GUC Trust was equitably moot, as the plan had long been substantially consummated. MLC II, 529 B.R. at 583-92. Finally, the bankruptcy court outlined the standard for any future fraud on the court claims. Id. at 592-97. With these issues resolved, the bankruptcy court certified its decision for appeal to this Court pursuant to 28 U.S.C. § 158. Id. at 597-98.

Third, the bankruptcy court issued another decision after the parties disagreed on the form of judgment and other ancillary issues. On May 27, 2015, the bankruptcy court clarified that the Non-Ignition Switch Plaintiffs would be bound by the judgment against the other plaintiffs, but would have seventeen days following entry of judgment to object. In re Motors Liquidation Co. (“MLC III”), 531 B.R. 354 (Bankr. S.D.N.Y. 2015) (Gerber, J.). The bankruptcy court left open the question of whether Old GM knew of other defects.

On June 1, 2015, the bankruptcy court entered judgment against all plaintiffs and issued an order certifying the judgment for direct appeal. Following briefing by the Non-Ignition Switch Plaintiffs, on July 22, 2015, the bankruptcy court rejected their objections to the judgment.

New GM, GUC Trust, and the four groups of plaintiffs described above — the Groman Plaintiffs, Ignition Switch Plaintiffs, Non-Ignition Switch Plaintiffs, and Pre-Closing Accident Plaintiffs — appealed.18 We turn to these appeals.

DISCUSSION

The Code permits a debtor to sell substantially all of its assets to a successor corporation through a § 363 sale, outside of the normal reorganization process. Here, no party seeks to undo the sale of Old GM’s assets to New GM, as executed through the Sale Order.19 Instead, plaintiffs challenge the extent to which the bankruptcy court may absolve New GM, as a successor corporation, of Old GM’s liabilities. See generally 3 Collier on Bankruptcy ¶ 363.02[2] (Alan N.

[18]	On appeal, the Non-Ignition Switch Plaintiffs are joined by certain ignition switch and pre-closing accident plaintiffs and call themselves the “Elliot, Sesay, and Bledsoe Plaintiffs.” That group also represents two other appellants captioned above: Berenice Summerville and Doris Powledge Phillips. For ease of reference, in the context of this appeal, we will continue to call the group the “Non-Ignition Switch Plaintiffs.”
[19]	Indeed, the bankruptcy court’s opinion in GM, 407 B.R. 463, which approved the § 363 sale, has been reviewed on appeal has three times: a stay pending appeal was denied in In re General Motors Corp., No. M 47(LAK), 2009 WL 2033079 (S.D.N.Y. July 9, 2009), and the opinion was affirmed in In re Motors Liquidation Co., 428 B.R. 43 (S.D.N.Y. 2010), and in In re Motors Liquidation Co., 430 B.R. 65 (S.D.N.Y. 2010).

Resnick & Harry J. Sommer eds., 16th ed. 2013) [hereinafter “Collier on Bankruptcy”] (noting that “use of a section 363 sale probably reached its zenith” with the GM bankruptcy). In particular, they dispute whether New GM may use the Sale Order’s “free and clear” provision to shield itself from claims primarily arising out of the ignition switch defect and other defects.

The decisions below generate four issues on appeal: (1) the bankruptcy court’s jurisdiction to enforce the Sale Order, (2) the scope of the power to sell assets “free and clear” of all interests, (3) the procedural due process requirements with respect to notice of such a sale, and (4) the bankruptcy court’s ruling that would-be claims against GUC Trust are equitably moot.

I.	Jurisdiction

We first address the bankruptcy court’s subject matter jurisdiction. New GM argued below that successor liability claims against it should be enjoined, and the bankruptcy court concluded as a threshold matter that it had jurisdiction to enforce the Sale Order. See MLC I, 514 B.R. at 380-83. The Non-Ignition Switch Plaintiffs challenge jurisdiction: (1) as a whole to enjoin claims against New GM, (2) with respect to independent claims, which stem from New GM’s own wrongful conduct, and (3) to issue a successive injunction. We review de novo rulings as to the bankruptcy court’s jurisdiction. See In re Petrie Retail, Inc., 304 F.3d 223, 228 (2d Cir. 2002).

First, as to jurisdiction broadly, “[t]he jurisdiction of the bankruptcy courts, like that of other federal courts, is grounded in, and limited by, statute.” Celotex Corp. v. Edwards, 514 U.S. 300, 307 (1995); see 28 U.S.C. § 1334. Bankruptcy courts may exercise jurisdiction, through referral from the district court, over three broad categories of proceedings: those “arising under title 11” of the Code, those “arising in . . . a case under title 11,” and those “related to a case under title 11.” 28 U.S.C. § 157(a). Proceedings “arising under title 11, or arising in a case under title 11,” are deemed “core proceedings.” Stern v. Marshall, 564 U.S. 462, 476 (2011) (quoting 28 U.S.C. § 157(b)). In those proceedings, bankruptcy courts retain comprehensive power to resolve claims and enter orders or judgments. See In re Millenium Seacarriers, Inc., 419 F.3d 83, 96 (2d Cir. 2005).

“[T]he meaning of the statutory language ‘arising in’ may not be entirely clear.” Baker v. Simpson, 613 F.3d 346, 351 (2d Cir. 2010). At a minimum, a bankruptcy court’s “arising in” jurisdiction includes claims that “are not based on any right expressly created by [T]itle 11, but nevertheless, would have no existence outside of the bankruptcy.” Id. (quoting In re Wood, 825 F.2d 90, 97 (5th Cir. 1987)).

A bankruptcy court’s decision to interpret and enforce a prior sale order falls under this formulation of “arising in” jurisdiction. An order consummating a debtor’s sale of property would not exist but for the Code, see 11 U.S.C. § 363(b), and the Code charges the bankruptcy court with carrying out its orders, see id. § 105(a) (providing that bankruptcy court “may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title”). Hence, a bankruptcy court “plainly ha[s] jurisdiction to interpret and enforce its own prior orders.” Travelers Indem. Co. v. Bailey, 557 U.S. 137, 151 (2009); see Millenium Seacarriers, 419 F.3d at 96 (“A bankruptcy court retains post-confirmation jurisdiction to interpret and enforce its own orders, particularly when disputes arise over a bankruptcy plan of reorganization.” (quoting Petrie Retail, 304 F.3d at 230)). That is what happened here. The bankruptcy court first interpreted the “free and clear” provision that barred successor liability claims — a provision that was integral to resolving Old GM’s bankruptcy — and then determined whether to enforce that provision.

Second, the Non-Ignition Switch Plaintiffs specify that the bankruptcy court lacked jurisdiction over independent claims. Even though the bankruptcy court ultimately did not enjoin independent claims, we address this argument because it implicates subject matter jurisdiction. In any event, the argument is misguided. The Sale Order, on its face, does not bar independent claims against New GM; instead, it broadly transfers assets to New GM “free and clear of liens, claims, encumbrances, and other interests . . . , including rights or claims . . . based on any successor or transferee liability.” J. App. 1621. By making the argument that the bankruptcy court could not enjoin independent claims through the Sale Order, the Non-Ignition Switch Plaintiffs already assume that the bankruptcy court indeed has jurisdiction to interpret the Sale Order to determine whether it covers independent claims and to hear a motion to enforce in the first place.

Third, the Non-Ignition Switch Plaintiffs argue that the bankruptcy court lacked power to issue a so-called successive injunction. In certain parts of the Sale Order, the bankruptcy court had included language that successor liability claims would be “forever prohibited and enjoined.” J. App. 1649. But New GM was not seeking an injunction to stop plaintiffs from violating that prior injunction; New GM wanted the bankruptcy court to confirm that the Sale Order covered these plaintiffs. In other words, New GM “did not seek a new injunction but, rather, ‘[sought] to enforce an injunction already in place.’” In re Kalikow, 602 F.3d 82, 93 (2d Cir. 2010) (quoting In re Texaco Inc., 182 B.R. 937, 945 (Bankr. S.D.N.Y. 1995)). In such situations, bankruptcy courts have jurisdiction to decide a “motion s[eeking] enforcement of a pre-existing injunction issued as part of the bankruptcy court’s sale order.” Petrie Retail, 304 F.3d at 230.

Accordingly, we agree that the bankruptcy court had jurisdiction to interpret and enforce the Sale Order. See MLC I, 514 B.R. at 380-83.

II.	Scope of “Free and Clear” Provision

We turn to the scope of the Sale Order. The Sale Order transferred assets from Old GM to New GM “free and clear of liens, claims, encumbrances, and other interests . . . , including rights or claims . . . based on any successor or transferee liability.” J. App. 1621. The bankruptcy court did not explicitly address what claims were covered by the Sale Order.20

[20]	The bankruptcy court mentioned, however, that claims based on New GM’s “independently wrongful, and otherwise actionable, conduct” could not be categorized as claims that could be assumed by New GM or retained by Old GM via the Sale Order. MLC II, 529 B.R. at 583. But the bankruptcy court did not explicitly address whether it still considered those claims to be covered by the Sale Order.

We address the scope of the Sale Order because it implicates our procedural due process analysis that follows. If the Sale Order covers certain claims, then we would have to consider whether plaintiffs’ due process rights are violated by applying the “free and clear” clause to those claims. If the Sale Order did not cover certain claims, however, then those claims could not be enjoined by enforcing the Sale Order and due process concerns would not be implicated. We interpret the Sale Order de novo to determine what claims are barred. See In re Duplan Corp., 212 F.3d 144, 151 (2d Cir. 2000); see also Petrie Retail, 304 F.3d at 229 (noting instance where enforcement first required interpretation of prior order).

A.	Applicable Law

The Code allows the trustee or debtor-in-possession to “use, sell, or lease, other than in the ordinary course of business, property of the estate.” 11 U.S.C. § 363(b)(1). A sale pursuant to § 363(b) may be made “free and clear of any interest in such property” if any condition on a list of conditions is met. Id. § 363(f). “Yet the Code does not define the concept of ‘interest,’ of which the property may be sold free and clear,” 3 Collier on Bankruptcy ¶ 363.06[1], nor does it express the extent to which “claims” fall within the ambit of “interests.”

New GM asserts that In re Chrysler LLC, 576 F.3d 108, 126 (2d Cir. 2009), resolved that successor liability claims are interests. New GM Br. 75.21 But Chrysler was vacated by the Supreme Court after it became moot during the certiorari process and remanded with instructions to dismiss the appeal as moot. See Ind. State Police Pension Tr. v. Chrysler LLC, 558 U.S. 1087 (2009). The Supreme Court vacated Chrysler pursuant to United States v. Munsingwear, Inc., 340 U.S. 36, 41 (1950), which “prevent[s] a judgment, unreviewable because of mootness, from spawning any legal consequences.” See Russman v. Bd. of Educ. of Enlarged City Sch. Dist., 260 F.3d 114, 121-22 n.2 (2d Cir. 2001) (“[V]acatur eliminates an appellate precedent that would otherwise control decision on a contested question throughout the circuit.”). We had not addressed the issue before Chrysler, and now that case is no longer controlling precedent.22 See 576 F.3d at 124 (“We have never addressed the scope of the language ‘any interest in such property,’ and the statute does not define the term.”).

[21]	New GM also cites a non-precedential summary order on this issue. See Douglas v. Stamco, 363 F. App’x 100 (2d Cir. 2010).
[22]	When the bankruptcy court determined that successor liability claims could constitute interests, Chrysler had not yet been vacated. See GM, 407 B.R. at 505 (“Chrysler is not distinguishable in any legally cognizable respect.”).

Rather than formulating a single precise definition for “any interest in such property,” courts have continued to address the phrase “on a case-by-case basis.” In re PBBPC, Inc., 484 B.R. 860, 867 (B.A.P. 1st Cir. 2013). At minimum, the language in § 363(f) permits the sale of property free and clear of in rem interests in the property, such as liens that attach to the property. See In re Trans World Airlines, Inc., 322 F.3d 283, 288 (3d Cir. 2003). But courts have permitted a “broader definition that encompasses other obligations that may flow from ownership of the property.” 3 Collier on Bankruptcy ¶ 363.06[1]. Sister courts have held that § 363(f) may be used to bar a variety of successor liability claims that relate to ownership of property: an “interest” might encompass Coal Act obligations otherwise placed upon a successor purchasing coal assets, In re Leckie Smokeless Coal Co., 99 F.3d 573, 581-82 (4th Cir. 1996), travel vouchers issued to settle an airline’s discrimination claims in a sale of airline assets, Trans World Airlines, 322 F.3d at 288-90, or a license for future use of intellectual property when that property is sold, FutureSource LLC v. Reuters Ltd., 312 F.3d 281, 285 (7th Cir. 2002). See generally Precision Indus., Inc. v. Qualitech Steel SBQ, LLC, 327 F.3d 537, 545 (7th Cir. 2003) (“[T]he term ‘interest’ is a broad term no doubt selected by Congress to avoid ‘rigid and technical definitions drawn from other areas of the law.’” (quoting Russello v. United States, 464 U.S. 16, 21 (1983))). In these instances, courts require “a relationship between the[    ] right to demand .. . . payments from the debtors and the use to which the debtors had put their assets.” Trans World Airlines, 322 F.3d at 289.

We agree that successor liability claims can be “interests” when they flow from a debtor’s ownership of transferred assets. See 3 Collier in Bankruptcy ¶¶ 363.06[1], [7]; Trans World Airlines, 322 F.3d at 289. But successor liability claims must also still qualify as “claims” under Chapter 11. Though § 363(f) does not expressly invoke the Chapter 11 definition of “claims,” see 11 U.S.C. § 101(5), it makes sense to “harmonize” Chapter 11 reorganizations and § 363 sales “to the extent permitted by the statutory language.” Chrysler, 576 F.3d at 125; see Lionel, 722 F.2d at 1071 (“[S]ome play for the operation of both § 363(b) and Chapter 11 must be allowed for.”).23 Here, the bankruptcy court’s power to bar “claims” in a quick § 363 sale is plainly no broader than its power in a traditional Chapter 11 reorganization. Compare 11 U.S.C. § 363(f) (“free and clear of any interest in such property”), with § 1141(c) (“free and clear of all claims and interests”). We thus consider what claims may be barred under Chapter 11 generally.

[23]	Although Chrysler was vacated on grounds of mootness, it still “constitute[s] persuasive authority.” Anderson v. Rochester-Genesee Reg’l Transp. Auth., 337 F.3d 201, 208 n.5 (2d Cir. 2003). Both our Circuit and the Third Circuit have continued to cite Chrysler favorably. See In re N. New Eng. Tel. Operations LLC, 795 F.3d 343, 346, (2d Cir. 2015); In re Jevic Holding Corp., 787 F.3d 173, 188-89 (3d Cir. 2015).

Section 101(5) defines “claim” as any “right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.” 11 U.S.C. § 101(5). A claim is (1) a right to payment (2) that arose before the filing of the petition. See Pension Ben. Guar. Corp. v. Oneida Ltd., 562 F.3d 154, 157 (2d Cir. 2009). If the right to payment is contingent on future events, the claim must instead “result from pre-petition conduct fairly giving rise to that contingent claim.” In re Chateaugay Corp. (“Chateaugay I”), 944 F.2d 997, 1005 (2d Cir. 1991) (internal quotation marks omitted).

This Court has not decided, however, “the difficult case of pre-petition conduct that has not yet resulted in detectable injury, much less the extreme case of pre-petition conduct that has not yet resulted in any tortious consequence to a victim.” Id. at 1004. Chateaugay I considered a hypothetical bankrupt bridge building company, which could predict that out of the 10,000 bridges it built, one would one day fail, causing deaths and other injuries. Id. at 1003. If that bridge did fail, the individuals might have tort claims resulting from pre-petition conduct, namely the building of the bridge.

Recognizing these claims would engender “enormous practical and perhaps constitutional problems.” Id. Thus, “‘claim’ cannot be extended to include . . . claimants whom the record indicates were completely unknown and unidentified at the time [the debtor] filed its petition and whose rights depended entirely on the fortuity of future occurrences.” Lemelle v. Universal Mfg. Corp., 18 F.3d 1268, 1277 (5th Cir. 1994); see In re Chateaugay Corp. (“Chateaugay IV”), 53 F.3d 478, 497 (2d Cir. 1995) (stating that, in “common sense,” “claim” is “not infinite”). To avoid any practical and constitutional problems, courts require some minimum “contact,” Chateaugay I, 944 F.2d at 1003-04, or “relationship,” Chateaugay IV, 53 F.3d at 497, that makes identifiable the individual with whom the claim does or would rest.

To summarize, a bankruptcy court may approve a § 363 sale “free and clear” of successor liability claims if those claims flow from the debtor’s ownership of the sold assets. Such a claim must arise from a (1) right to payment (2) that arose before the filing of the petition or resulted from pre-petition conduct fairly giving rise to the claim. Further, there must be some contact or relationship between the debtor and the claimant such that the claimant is identifiable.

B.	Application

We apply these principles to: (1) pre-closing accident claims, (2) economic loss claims arising from the ignition switch defect or other defects, (3) independent claims relating only to New GM’s conduct, and (4) Used Car Purchasers’ claims. The bankruptcy court assumed that the Sale Order’s broad language suggested that all of these claims fell within the scope of the “free and clear” provision. We hold, however, that the first two sets of claims are covered by the Sale Order but that the latter two sets of claims are not.

First, the pre-closing accident claims clearly fall within the scope of the Sale Order. Those claims directly relate to the ownership of the GM automaker’s business — Old GM built cars with ignition switch defects. And those plaintiffs’ claims are properly thought of as tort claims that arose before the filing of the petition; indeed, the claims arise from accidents that occurred pre-closing involving Old GM cars.24

[24]	To the extent that Pre-Closing Accident Plaintiffs assert claims arising after the petition but before the § 363 sale closing, no party on appeal suggests that we treat claims in this timeframe differently. In any event, those claims are contingent on

Second, the economic loss claims arising from the ignition switch defect or other defects present a closer call. Like the claims of Pre-Closing Accident Plaintiffs, these claims flow from the operation of Old GM’s automaker business. These individuals also, by virtue of owning Old GM cars, had come into contact with the debtor prior to the bankruptcy petition. Yet the ignition switch defect (and other defects) were only revealed some five years later.

GUC Trust thus asserts that there was no right to payment prior to the petition. We disagree. The economic losses claimed by these individuals were “contingent” claims. 11 U.S.C. § 101(5). That is, the ignition switch defect was there, but was not yet so patent that an individual could, as a practical matter, bring a case in court. The contingency standing in the way was Old GM telling plaintiffs that the ignition switch defect existed. In other words, Old GM’s creation of the ignition switch defect fairly gave rise to these claims, even if the claimants did not yet know. See Chateaugay I, 944 F.2d at 1005.

Third, however, the independent claims do not meet the Code’s limitation on claims. By definition, independent claims are claims based on New GM’s own post-closing wrongful conduct. Though the parties do not lay out the the accident occurring and “result from pre-petition conduct fairly giving rise to [a] contingent claim.” Chateaugay I, 944 F.2d at 1005 (internal quotation marks omitted).

whole universe of possible independent claims, we can imagine that some claims involve misrepresentations by New GM as to the safety of Old GM cars. These sorts of claims are based on New GM’s post-petition conduct, and are not claims that are based on a right to payment that arose before the filing of petition or that are based on pre-petition conduct. Thus, these claims are outside the scope of the Sale Order’s “free and clear” provision.

Fourth, the Sale Order likewise does not cover the Used Car Purchasers’ claims. The Used Car Purchasers were individuals who purchased Old GM cars after the closing, without knowledge of the defect or possible claim against New GM. They had no relation with Old GM prior to bankruptcy. Indeed, as of the bankruptcy petition there were an unknown number of unknown individuals who would one day purchase Old GM vehicles secondhand. There could have been no contact or relationship — actual or presumed — between Old GM and these specific plaintiffs, who otherwise had no awareness of the ignition switch defect or putative claims against New GM. We cannot, consistent with bankruptcy law, read the Sale Order to cover their claims. See Chateaugay I, 944 F.2d at 1003-04 (calling such a reading “absurd”).

New GM argues that “modifying” the Sale Order would “knock the props out of the foundation on which the [Sale Order] was based” or otherwise be unlawful. New GM Br. 77 (internal quotation marks omitted). But we do not modify the Sale Order. Instead, we merely interpret the Sale Order in accordance with bankruptcy law. Indeed, by filing a motion to enforce, New GM in effect asked for the courts to interpret the Sale Order. See Petrie Retail, 304 F.3d at 229.

In sum, the “free and clear” provision covers pre-closing accident claims and economic loss claims based on the ignition switch and other defects. It does not cover independent claims or Used Car Purchasers’ claims. Accordingly, we affirm the bankruptcy court’s decision not to enjoin independent claims, see MLC II, 529 B.R. at 568-70, and reverse its decision to enjoin the Used Car Purchasers’ claims, see id. at 570-72.

III.	Procedural Due Process

The Sale Order covers the pre-closing accident claims and economic loss claims based on the ignition switch and other defects. The Sale Order, if enforced, would thus bar those claims. Plaintiffs contend on appeal that enforcing the Sale Order would violate procedural due process. We address two issues: (1) what notice plaintiffs were entitled to as a matter of procedural due process, and (2) if they were provided inadequate notice, whether the bankruptcy court erred in denying relief on the basis that most plaintiffs were not “prejudiced.”

We review factual findings for clear error and legal conclusions, including interpretations of the Constitution, de novo. In re Barnet, 737 F.3d 238, 246 (2d Cir. 2013). Our clear error standard is a deferential one, and if the bankruptcy court’s “‘account of the evidence is plausible in light of the record viewed in its entirety, the court of appeals may not reverse it even though convinced that had it been sitting as the trier of fact, it would have weighed the evidence differently.’” Amadeo v. Zant, 486 U.S. 214, 223 (1988) (quoting Anderson v. Bessemer City, 470 U.S. 564, 573-74 (1985)).

A.	Notice

The bankruptcy court first concluded that plaintiffs were not provided notice as required by procedural due process. See MLC II, 529 B.R. at 555-60. The bankruptcy court held that because Old GM knew or with reasonable diligence should have known of the ignition switch claims, plaintiffs were entitled to actual or direct mail notice, but received only publication notice. See id. at 557-60. The parties dispute the extent of Old GM’s knowledge of the ignition switch problem.

1.	Applicable Law

The Due Process Clause provides, “No person shall . . . be deprived of life, liberty, or property, without due process of law.” U.S. Const. amend. V. Certain procedural protections attach when “deprivations trigger due process.” Connecticut v. Doehr, 501 U.S. 1, 12 (1991). Generally, legal claims are sufficient to constitute property such that a deprivation would trigger due process scrutiny. See N.Y. State Nat’l Org. for Women v. Pataki, 261 F.3d 156, 169-70 (2d Cir. 2001).

Once due process is triggered, the question becomes what process is due. Morrissey v. Brewer, 408 U.S. 471, 481 (1972). “An elementary and fundamental requirement of due process in any proceeding which is to be accorded finality is notice reasonably calculated, under all the circumstances, to apprise interested parties of the pendency of the action and afford them an opportunity to present their objections.” Mullane v. Cent. Hanover Bank & Tr. Co., 339 U.S. 306, 314 (1950). Courts ask “whether the state acted reasonably in selecting means likely to inform persons affected, not whether each property owner actually received notice.” Weigner v. City of New York, 852 F.2d 646, 649 (2d

Cir. 1988). Notice is adequate if “[t]he means employed [are] such as one desirous of actually informing the absentee might reasonably adopt to accomplish it.” Mullane, 339 U.S. at 315.

This requirement also applies to bankruptcy proceedings. See Martin v. Wilks, 490 U.S. 755, 762 n.2 (1989), superseded by statute on other grounds, Civil Rights Act of 1991, Pub.L. No. 102–166, 105 Stat. 1071. Indeed, a fundamental purpose of bankruptcy is to discharge, restructure, or impair claims against the debtor in an orderly fashion. See Lines v. Frederick, 400 U.S. 18, 19 (1970). “The general rule that emerges . . . is that notice by publication is not enough with respect to a person whose name and address are known or very easily ascertainable and whose legally protected interests are directly affected by the proceedings in question.” Schroeder v. City of New York, 371 U.S. 208, 212-13 (1962); accord Mennonite Bd. of Missions v. Adams, 462 U.S. 791, 800 (1983). In other words, adequacy of notice “turns on what the debtor . . . knew about the claim or, with reasonable diligence, should have known.” DPWN Holdings (USA), Inc. v. United Air Lines, Inc., 747 F.3d 145, 150 (2d Cir. 2014) (citing Chemetron Corp. v. Jones, 72 F.3d 341, 345-46 (3d Cir. 1995)). If the debtor knew or reasonably should have known about the claims, then due process entitles potential claimants to actual notice of the bankruptcy proceedings, but if the claims were unknown, publication notice suffices. Chemetron, 72 F.3d at 345-46.

If a debtor reveals in bankruptcy the claims against it and provides potential claimants notice consistent with due process of law, then the Code affords vast protections. Both § 1141(c) and § 363(f) permit “free and clear” provisions that act as liability shield. These provisions provide enormous incentives for a struggling company to be forthright. But if a debtor does not reveal claims that it is aware of, then bankruptcy law cannot protect it. Courts must “limit[    ] the opportunity for a completely unencumbered new beginning to the ‘honest but unfortunate debtor.’” Grogan v. Garner, 498 U.S. 279, 286-87 (1991) (quoting Local Loan Co. v. Hunt, 292 U.S. 234, 244 (1934)).

2.	Application

The parties do not dispute that plaintiffs received only publication notice. The question is whether they were entitled to more. The bankruptcy court found that because Old GM knew or reasonably should have known about the ignition switch defect prior to bankruptcy, it should have provided direct mail notice to vehicle owners. We find no clear error in this factual finding.

As background, federal law requires that automakers keep records of the first owners of their vehicles. 49 U.S.C. § 30117(b)(1) (“A manufacturer of a motor vehicle . . . shall cause to be maintained a record of the name and address of the first purchaser of each vehicle . . . .”). This provision facilitates recalls and other consequences of the consumer-automaker relationship. Thus, to the extent that Old GM knew of defects in its cars, it would also necessarily know the identity of a significant number of affected owners.

The facts paint a picture that Old GM did nothing, even as it knew that the ignition switch defect impacted consumers. From its development in 1997, the ignition switch never passed Old GM’s own technical specifications. Old GM knew that the switch was defective, but it approved the switch for millions of cars anyway.

Once the ignition switch was installed, Old GM almost immediately received various complaints. News outlets reported about the faulty ignition switch. NHTSA approached Old GM about moving stalls and airbag non-deployments. A police report, which Old GM’s legal team possessed, linked these breakdowns to a faulty ignition switch. Old GM even considered warning dealers (but not consumers) about moving stalls. By May 2009, at the latest, Old

GM personnel had essentially concluded that the ignition switch, moving stalls, and airbag non-deployments were related. Considering the airbag issues, they believed that one of the two “most likely explanation[s] for the power mode signal change was . . . a problem with the Ignition Switch.” J. App. 9783.

A bankruptcy court could reasonably read from this record that Old GM knew about the ignition switch defect. Old GM knew that the defect caused stalls and had linked the airbag non-deployments to the defect by May 2009.

Even assuming the bankruptcy court erred in concluding that Old GM knew, Old GM — if reasonably diligent — surely should have known about the defect. Old GM engineers should have followed up when they learned their ignition switch did not initially pass certain technical specifications. Old GM lawyers should have followed up when they heard disturbing reports about airbag non-deployments or moving stalls. Old GM product safety teams should have followed up when they were able to recreate the ignition switch defect with ease after being approached by NHTSA. If any of these leads had been diligently pursued in the seven years between 2002 and 2009, Old GM likely would have learned that the ignition switch defect posed a hazard for vehicle owners.

Such “reckless disregard of the facts [is] sufficient to satisfy the requirement of knowledge.” McGinty v. State, 193 F.3d 64, 70 (2d Cir. 1999). In the face of all the reports and complaints of faulty ignition switches, moving stalls, airbag non-deployments, and, indeed, serious accidents, and in light of the conclusions of its own personnel, Old GM had an obligation to take steps to “acquire full or exact knowledge of the nature and extent” of the defect. United States v. Macias, 786 F.3d 1060, 1062 (7th Cir. 2015). Under these circumstances, Old GM had a duty to identify the cause of the problem and fix it. Instead, the Valukas Report recounts a corporate culture that sought to pin responsibility on others and a Sisyphean search for the “root cause.”

Further, even if the precise linkage between the ignition switch defect and moving stalls and airbag non-deployments was unclear, Old GM had enough knowledge. At minimum, Old GM knew about moving stalls and airbag non-deployments in certain models, and should have revealed those facts in bankruptcy. Those defects would still be the basis of “claims,” even if the root cause (the ignition switch) was not clear.

New GM argues in response that because plaintiffs’ claims were “contingent,” those individuals were “unknown” creditors as a matter of law. But contingent claims are still claims, 11 U.S.C. § 101(5), and claimants are entitled to adequate notice if the debtor knows of the claims. Moreover, as discussed above, the only contingency was Old GM telling owners about the ignition switch defect — a contingency wholly in Old GM’s control and without bearing as to Old GM’s own knowledge. New GM essentially asks that we reward debtors who conceal claims against potential creditors. We decline to do so. See Grogan, 498 U.S. at 286-87.

Finally, we address a theme in this case that the GM bankruptcy was extraordinary because a quick § 363 sale was required to preserve the value of the company and to save it from liquidation. See New GM Br. 34 (“Time was of the essence, and costs were a significant factor.”). Forty days was indeed quick for bankruptcy and previously unthinkable for one of this scale. While the desire to move through bankruptcy as expeditiously as possible was laudable, Old GM’s precarious situation and the need for speed did not obviate basic constitutional principles. Due process applies even in a company’s moment of crisis. Cf. Home Building & Loan Ass’n v. Blaisdell, 290 U.S. 398, 425 (1934) (“The Constitution was adopted in a period of grave emergency.”).

We find no clear error in the bankruptcy court’s finding that Old GM knew or should have known with reasonable diligence about the defect. See MLC II, 529 B.R. at 556-60. Individuals with claims arising out of the ignition switch defect were entitled to notice by direct mail or some equivalent, as required by procedural due process.

B.	“Prejudice”

After concluding that Old GM did not provide adequate notice, the bankruptcy court nonetheless enforced the Sale Order. See id. at 565-73. The bankruptcy court held that “prejudice” is an “essential element” of procedural due process and that plaintiffs were not prejudiced — except as to independent claims — because the bankruptcy court would have approved the Sale Order even if plaintiffs were provided adequate notice. Id. at 565. The parties dispute whether “prejudice” is required and, if it is, whether there is prejudice here.

1.	Applicable Law

The bankruptcy court held that “prejudice” is a requirement of the Due Process Clause and that even if inadequate notice deprived an individual of property without a meaningful opportunity to be heard, there is no prejudice if in hindsight the outcome would have been the same with adequate notice. Id.

Some courts have indeed held that “a party who claims to be aggrieved by a violation of procedural due process must show prejudice.” Perry v. Blum, 629 F.3d 1, 17 (1st Cir. 2010). Other courts have held otherwise that “a due process violation cannot constitute harmless error.” In re New Concept Hous., Inc., 951 F.2d 932, 937 n.7 (8th Cir. 1991); see Fuentes v. Shevin, 407 U.S. 67, 87 (1972) (“The right to be heard does not depend upon an advance showing that one will surely prevail at the hearing.”).25 Courts have concluded that a “free and clear” clause was unenforceable because of lack of notice and a hearing in accordance with

[25]

See, e.g., McNabb v. Comm’r Ala. Dep’t of Corr., 727 F.3d 1334, 1347 (11th Cir. 2013) (“Our cases have long held that certain procedural due process violations, such as the flat-out denial of the right to be heard on a material issue, can never be harmless.”); Kim v. Hurston, 182 F.3d 113, 119 (2d Cir. 1999) (commenting that even though the “minimal hearing that procedural due process requires would have done [the plaintiff] little good since she could not have realistically contested the changed reason,” that “[n]evertheless, the procedural due process requirement[s] . . . must be observed”); Lane Hollow Coal Co. v. Dir., Office of Workers’ Compensation Programs, 137 F.3d 799, 806 (4th Cir. 1998) (“[A] just result is not enough.”); In re Boomgarden, 780 F.2d 657, 661 (7th Cir. 1985) (“In bankruptcy proceedings, both debtors and creditors have a constitutional right to be heard on their claims, and the denial of that right to them is the denial of due process which is never harmless error.” (internal quotation marks omitted)); In re George W. Myers Co., 412 F.2d 785, 786 (3d Cir. 1969) (holding that “alleged bankrupt was denied procedural due process by the . . . refusal of its offer to present evidence at the close of the evidence” and that such denial could not be “harmless error”); Republic Nat’l Bank of Dallas v. Crippen, 224 F.2d 565, 566 (5th Cir. 1955) (“The right to be heard on their claims was a constitutional right and the denial of that right to them was the denial of due process which is never harmless error.”); Phila. Co. v. SEC, 175 F.2d 808, 820 (D.C. Cir. 1948) (“Denial of a procedural right guaranteed by the Constitution — in this instance denial of the type of hearing guaranteed . . . by the due process clause — is never ‘harmless error.’”), vacated as moot, 337 U.S. 901 (1949).

procedural due process, without exploring prejudice. See In re Savage Indus., 43 F.3d 714, 721-22 (1st Cir. 1994); cf. Nolasco v. Holder, 637 F.3d 159, 164 (2d Cir. 2011) (“There may well be instances in which . . . failure to comply with [a procedural rule] results in a lack of notice or the denial of a meaningful opportunity to be heard such that . . . due process rights are violated.”).

The § 363 sale context presents unique challenges for due process analysis. As seen here — with over 850 objections filed — objections may often be duplicative. See GM, 407 B.R. at 500 (finding successor liability “most debatable” of issues); cf. Mullane, 339 U.S. at 319 (“[N]otice reasonably certain to reach most of those interested in objecting is likely to safeguard the interests of all, since any objections sustained would inure to the benefit of all.”). Many of the objections, especially those made against a “free and clear” provision, are not likely to be grounded in any legal right to change the terms of the sale, but rather will be grounded in a particular factual context. Section 363 sales are, in essence, private transactions. On one side, the debtor-in-possession “has ample administrative flexibility in the conduct of sales,” 3 Collier on Bankruptcy ¶ 363.02[2], and on the other side, the purchaser need not take on liabilities unless it wishes to do so, see id. ¶ 363.06[7]. A bankruptcy court reviews a proposed § 363 sale’s terms only for some minimal “good business reason.” Lionel, 722 F.2d at 1071; see also 3 Collier on Bankruptcy ¶ 363.02[1][e] (“One of the major policy decisions in drafting the Code was to separate the court from the day-to-day administrative activities in bankruptcy cases . . . .”). Many sale objections will thus sound in business reasons to change the proposed sale order, and not by reference to some legal requirement that the order must be changed.26

Assuming plaintiffs must demonstrate prejudice, the relevant inquiry is whether courts can be confident in the reliability of prior proceedings when there has been a procedural defect. See Lane Hollow Coal Co. v. Dir., Office of Workers’ Compensation Programs, 137 F.3d 799, 808 (4th Cir. 1998) (considering “fairness of the trial and its reliability as an accurate indicator of guilt”); see also Rose v. Clark, 478 U.S. 570, 577-78 (1986) (asking whether adjudication in the criminal context without procedural protections can “reliably serve its function as

[26]

See A. Joseph Warburton, Understanding the Bankruptcies of Chrysler and General Motors: A Primer, 60 Syracuse L. Rev. 531, 531 (2010) (“Certain creditors, who saw their investments in the companies sharply reduced, vigorously objected to the role of the government in the bankruptcy process. Some charged that in protecting the interests of taxpayers, the Treasury Department negotiated aggressively with creditors but, in protecting the interests of organized labor, it offered the United Autoworkers union special treatment.”); see also GM, 407 B.R. at 496 (“The objectors’ real problem is with the decisions of the Purchaser, not with the Debtor, nor with any violation of the Code or caselaw.”).

a vehicle for determination of” a case). In considering reliability, “[t]he entire record must be considered and the probable effect of the error determined in the light of all the evidence.” 11 Charles Alan Wright, Arthur R. Miller, et al., Federal Practice & Procedure § 2883 (3d ed. 2016) [hereinafter “Wright & Miller”]; see Matusick v. Erie Cty. Water Auth., 757 F.3d 31, 50-51 (2d Cir. 2014). “[I]f [the court] cannot say, with fair assurance, after pondering all that happened without stripping the erroneous action from the whole, that the judgment was not substantially swayed by the error,” then it must find a procedural due process violation. Kotteakos v. United States, 328 U.S. 750, 765 (1946).

2.	Application

We need not decide whether prejudice is an element when there is inadequate notice of a proposed § 363 sale, for even assuming plaintiffs must demonstrate prejudice, they have done so here. After examining the record as a whole, we cannot say with fair assurance that the outcome of the § 363 sale proceedings would have been the same had Old GM disclosed the ignition switch defect and these plaintiffs voiced their objections to the “free and clear” provision. Because we cannot say with any confidence that no accommodation would have been made for them in the Sale Order, we reverse.

At the outset, it is difficult to evaluate in hindsight what the objections would have been had plaintiffs participated in the § 363 sale. Perhaps they would have tried to identify some legal defect in the Sale Order, asked that economic losses or pre-closing accidents arising from the ignition switch defect be exempted from the “free and clear” provision, or requested greater priority in any GUC Trust distribution. But this uncertainty about the content of plaintiffs’ objections is the natural result of the lack of any meaningful opportunity to be heard in the § 363 sale proceedings. Cf. Lane Hollow, 137 F.3d at 808 (“If there has been no fair day in court, the reliability of the result is irrelevant, because a fair day in court is how we assure the reliability of results.”). This lack of certainty in turn influences our degree of confidence in the outcome.

The bankruptcy court instead concluded that it would have reached the same decision — that it would have entered the Sale Order on the same terms — even if plaintiffs had been given an opportunity to be heard. The bankruptcy court concluded that these plaintiffs “offer no legally based arguments as to why they would have, or even could have, succeeded on the successor liability legal argument when all of the other objectors failed.” MLC II, 529 B.R. at 567; see GM, 407 B.R. at 499-506 (considering objections). The bankruptcy court found that other arguments were too “speculative.” MLC II, 529 B.R. at 567-68, 573.

We disagree. The bankruptcy court failed to recognize that the terms of this § 363 sale were not within its exclusive control. Instead, the GM sale was a negotiated deal with input from multiple parties — Old GM, New GM, Treasury, and other stakeholders. The Sale Order and Sale Agreement reflect this polycentric approach: it includes some fifteen sets of liabilities that New GM voluntarily, and without legal compulsion, took on as its own.

The process of how New GM voluntarily assumed liabilities is most apparent with its assumption of Lemon Law claims.27 Following the proposed sale order, numerous state attorneys general objected that the proposed sale would bar claims based on state Lemon Laws. But their objections were not particularly legal in character — that is, no state attorney general focused on how a liability shield that barred Lemon Law claims would be illegal. Citing no law, the objection was that New GM should assume these liabilities “[i]n light of the relationship between [Old GM] and [New GM] . . . , as well as the statements by the United States government promising that all warranty obligations would be

[27]	New GM informs the Court that a similar process occurred with respect to New GM accepting responsibility for post-closing accidents.

honored.” Bankr. ECF No. 2043, at 39; accord Bankr. ECF No. 2076, at 10. In other words, because President Obama had promised to back warranties, the state attorneys general argued that that Lemon Laws should be honored as well.

Following these objections, “Lemon Law claims were added as an assumed liability during the course of the 363 Sale hearing after negotiation with the [state attorneys general].” MLC II, 529 B.R. at 534 n.36. The state attorneys general had made a practical, business-minded argument, which brought Old GM, New GM, and Treasury to the negotiating table. At the sale hearing, counsel to the National Association of Attorneys General commented that the state attorneys general “have worked very hard since the beginning of the case with debtors’ counsel initially, with Treasury counsel, almost everybody in this room at some point or another.” J. App. 2084. The result of these negotiations was an understanding that “lemon laws were covered under the notion of warranty claims” and inclusion in the Sale Agreement of language reflecting this agreement. Id. at 2086.

Opportunities to negotiate are difficult if not impossible to recreate. We do not know what would have happened in 2009 if counsel representing plaintiffs with billions of dollars in claims had sat across the table from Old GM,

New GM, and Treasury. Our lack of confidence, however, is not imputed on plaintiffs denied notice but instead bolsters a conclusion that enforcing the Sale Order would violate procedural due process. Indeed, for the following reasons, while we cannot say with any certainty that the outcome would have been different, we can say that the business circumstances at the time were such that plaintiffs could have had some negotiating leverage, and the opportunity to participate in the proceedings would have been meaningful.

First, it is well documented that one of the primary impetuses behind a quick § 363 sale was to “restore consumer confidence.” GM, 407 B.R. at 480. “The problem is that if the 363 Transaction got off track . . . , the U.S. Government would see that there was no means of early exit for GM; . . . customer confidence would plummet; and . . . the U.S. Treasury would have to keep funding GM.” Id. at 492. If consumer confidence dissipated, neither Treasury loans nor a § 363 sale could save GM: nobody would buy a GM car.

These concerns were reflected in President Obama’s $600 million guarantee of GM and Chrysler warranties. The business of cars is unique, dependent largely on the goodwill of consumers. Cars are owned for years and form the cornerstones of quintessentially American activities: dropping off and picking up children from school, drive-ins and drive-thrus, family vacations and road trips. “[T]he road and the automobile” are, in American history, “sanctuaries, hidden from the intrusive gaze of the state, [where] individuals live freely.” Sarah Seo, The New Public, 125 Yale L.J. 1616, 1620 (2016). The safety and reliability of a car are central to these activities. As the head of President Obama’s auto task force put it, in relation to Chrysler’s bankruptcy: “what consumer would buy another Chrysler if the company didn’t honor its warranties?” Rattner, supra note 8, at 181. In other words, plaintiffs could have tried to convince the bankruptcy parties that it made good business sense to spend substantial sums to preserve customer goodwill in the GM brand and, in turn, GM’s business value.

Second, New GM was not a truly private corporation. Instead, the President and Treasury oversaw its affairs during the bailout and Treasury owned a majority stake following the bankruptcy. While private shareholders expect their investments to be profitable, the government does not necessarily share the same profit motive. Treasury injected hundreds of billions of dollars into the economy during the financial crisis, not on the expectation that it would make a reasonable rate of return but on the understanding that millions of

Americans would be affected if the economy were to collapse. If the ignition switch defect were revealed in the course of bankruptcy, plaintiffs could have petitioned the government, as the majority owner of New GM, to consider how millions of faultless individuals with defective Old GM cars could be affected. Indeed, during the later congressional hearings, Representatives and Senators questioned New GM’s CEO on her invocation of the liability shield when the government guided the process. See supra note 13. Senator Richard Blumenthal, for instance, indicated that he would have objected in bankruptcy had he known, because he “opposed it at the time, as Attorney General for the state of Connecticut, not [foreseeing] that the material adverse fact being concealed was as gigantic as this one.” April 2, 2014 Senate Hearing, supra note 13, at 22-23 (statement of Sen. Richard Blumenthal, Member, S. Subcomm. on Consumer Prot., Prod. Safety & Ins.).

Third, we must price in the real cost of disrupting the bankruptcy process. From the middle of 2007 through the first quarter of 2009, Old GM’s average net loss exceeded $10 billion per quarter; a day’s worth of delay would cost over $125 million, a week almost a billion dollars. We do not know whether the proceedings would have been delayed, but some delay was certainly possible. For instance, Congress called the GM CEO to testify over the course of four days.28 Old GM likewise conducted a thorough internal investigation on the ignition switch defect, and the Valukas Report took more than two-and-a-half months to prepare. It seems unlikely that a bankruptcy court would have casually approved a “free and clear” provision while these investigations into the ignition switch defect’s precise nature were still ongoing.

Finally, there is the detriment of added litigation — had the class actions been filed in the midst of bankruptcy, the mere administration of those cases could have taken considerable resources. Had the government also brought criminal charges — such as the charges now suspended by a deferred prosecution agreement with the U.S. Attorney’s Office for the Southern District of New York in which New GM forfeited $900 million — managing how to juggle bankruptcy with a criminal prosecution could have taken even longer. United States v. $900,000,000 in U.S. Currency, No. 15 Civ. 7342 (S.D.N.Y.), ECF No. 1; see 11 U.S.C. § 362(b)(1) (exempting from usual automatic stay criminal actions against debtor). The reasonable conclusion is that, with the likelihood and price of disruption to the bankruptcy proceedings being so high, plaintiffs at least had a basis for making business-minded arguments for why they should receive some accommodation in or carve-out from the Sale Order.

[28]	See Rattner, supra note 8, at 304 (“The auto rescue succeeded in no small part because we did not have to deal with Congress.”)

Under these circumstances, we cannot be confident that the Sale Order would have been negotiated and approved exactly as it was if Old GM had revealed the ignition switch defect in bankruptcy. The facts here were peculiar and are no doubt colored by the inadequate notice and plaintiffs’ lack of any meaningful opportunity to be heard. See Kotteakos, 328 U.S. at 765 (directing courts to consider “all that happened without stripping the erroneous action from the whole”). Given the bankruptcy court’s focus on consumer confidence, the involvement of Treasury, the financial stakes at the time, and all the business circumstances, there was a reasonable possibility that plaintiffs could have negotiated some relief from the Sale Order.

We address two further concerns. First, the bankruptcy court stated that it “would not have let GM go into the liquidation that would have resulted if [it] denied approval of the 363 Sale.” MLC II, 529 B.R at 567; see J. App. 1623. In other words, the bankruptcy court suggested that it would have approved the § 363 sale anyway, because the alternative was liquidation — and liquidation would have been catastrophic. While we agree that liquidation would have been catastrophic, we are confident that Old GM, New GM, Treasury, and the bankruptcy court itself would have endeavored to address the ignition switch claims in the Sale Order if doing so was good for the GM business. The choice was not just between the Sale Order as issued and liquidation; accommodations could have been made.

Second, many of the peculiar facts discussed apply with less force to the Non-Ignition Switch Plaintiffs, who assert claims arising from other defects. The bankruptcy court entered judgment against the Non-Ignition Switch Plaintiffs based on its opinion determining the rights of the other plaintiffs, but left as an open question whether Old GM knew of the Non-Ignition Switch Plaintiffs’ claims based in other defects. See MLC III, 531 B.R. at 360. Without factual findings relevant to determining knowledge, we have no basis for deciding whether notice was adequate let alone whether enforcement of the Sale Order would violate procedural due process as to these claims.

To conclude, we reverse the bankruptcy court’s decision insofar as it enforced the Sale Order to enjoin claims relating to the ignition switch defect.29 See MLC II, 529 B.R. at 566-73. Because enforcing the Sale Order would violate

[29]	In reversing, we express no views on the Groman Plaintiffs’ request for discovery to prove a procedural due process violation or fraud on the court.

procedural due process in these circumstances, the bankruptcy court erred in granting New GM’s motion to enforce and these plaintiffs thus cannot be “bound by the terms of the [Sale] Order[    ].” In re Johns-Manville Corp., 600 F.3d 135, 158 (2d Cir. 2010). As to claims based in non-ignition switch defects, we vacate the bankruptcy court’s decision to enjoin those claims, see MLC III, 531 B.R. at 360, and remand for further proceedings consistent with this opinion.

IV.	Equitable Mootness

Finally, we address the bankruptcy court’s decision that relief for any would-be claims against GUC Trust was equitably moot. MLC II, 529 B.R. at 583-92. We ordinarily review “dismissal on grounds of equitable mootness for abuse of discretion, under which we examine conclusions of law de novo and findings of fact for clear error.” In re BGI, Inc., 772 F.3d 102, 107 (2d Cir. 2014) (citation omitted). There were, however, no claims asserted against Old GM or GUC Trust in bankruptcy court or in the multi-district litigation. Under these circumstances, we exercise our “independent obligation” to ensure that the case “satisfies the ‘case-or-controversy’ requirement of Article III, Section 2 of the Constitution.” United States v. Williams, 475 F.3d 468, 478-9 (2d Cir. 2007).

A.	Applicable Law

The doctrine of equitable mootness allows appellate courts to dismiss bankruptcy appeals “when, during the pendency of an appeal, events occur” such that “even though effective relief could conceivably be fashioned, implementation of that relief would be inequitable.” In re Chateaugay Corp. (“Chateaugay II”), 988 F.2d 322, 325 (2d Cir. 1993). “[A] bankruptcy appeal is presumed equitably moot when the debtor’s reorganization plan has been substantially consummated.” In re BGI, 772 F.3d at 108. To obtain relief in these circumstances, a claimant must satisfy the so-called “Chateaugay factors.” See Chateaugay III, 10 F.3d at 952-53.

The equitable mootness doctrine has enigmatic origins, and the range of proceedings in which it applies is not well settled. See In re Continental Airlines, 91 F.3d 553, 567 (3d Cir. 1996) (en banc) (Alito, J., dissenting) (labeling it a “curious doctrine”). Our Circuit has acknowledged that the doctrine draws on “equitable considerations as well as the constitutional requirement that there be a case or controversy.” Chateaugay III, 10 F.3d at 952. Other courts have focused instead on the doctrine’s statutory underpinnings and role in “fill[ing] the interstices of the Code.” In re UNR Indus., Inc., 20 F.3d 766, 769 (7th Cir. 1994)

(explaining also difference between “inability to alter the outcome (real mootness) and unwillingness to alter the outcome (‘equitable mootness’)”). Indeed, several provisions of the Code prohibit modification of bankruptcy orders unless those orders are stayed pending appeal. See, e.g., 11 U.S.C. §§ 363(m), 364(e).

However broad the doctrine of equitable mootness, Article III requires a case or controversy before relief may be equitably mooted.30 “[E]quitable mootness bears only upon the proper remedy, and does not raise a threshold question of our power to rule.” In re Metromedia Fiber Network, Inc., 416 F.3d 136, 144 (2d Cir. 2005) (emphasis added).

[30]	We do not resolve whether it is appropriate for a bankruptcy court — as opposed to an appellate court — to apply equitable mootness, which appears to be a recent phenomenon. E.g., In re Innovative Clinical Sols., Ltd., 302 B.R. 136, 141 (Bankr. D. Del. 2003) (citing In re Circle K Corp., 171 B.R. 666, 669 (Bankr. D. Ariz. 1994), which nominally applied constitutional mootness); see also Alan M. Ahart, The Limited Scope of Implied Powers of a Bankruptcy Judge: A Statutory Court of Bankruptcy, Not A Court of Equity, 79 Am. Bankr. L.J. 1, 32-33 (2005) (“Since a bankruptcy court is not a court of equity, a bankruptcy judge ought not resort to non-statutory equitable principles, defenses, doctrines or remedies to excuse compliance with or to override provision(s) of the Bankruptcy Code or rules, or nonbankruptcy federal law.” (footnotes omitted)). Indeed, this Circuit’s equitable mootness cases have all involved an appellate body applying the doctrine in the first instance. See, e.g., BGI, 772 F.3d 102; In re Charter Commc’ns, Inc., 691 F.3d 476 (2d Cir. 2012); In re Metromedia Fiber Network, Inc., 416 F.3d 136 (2d Cir. 2005); In re Burger Boys, Inc., 94 F.3d 755 (2d Cir. 1996); In re Chateaugay Corp., 94 F.3d 772 (2d Cir. 1996); In re Best Prods. Co., 68 F.3d 26 (2d Cir. 1995); Chateaugay III, 10 F.3d 944; Chateaugay II, 988 F.2d 322.

“The oldest and most consistent thread in the federal law of justiciability is that federal courts will not give advisory opinions.” 13 Wright & Miller § 3529.1. A controversy that is “appropriate for judicial determination . . . must be definite and concrete, touching the legal relations of parties having adverse legal interests.” Aetna Life Ins. Co. v. Haworth, 300 U.S. 227, 240-41 (1937); see Flast v. Cohen, 392 U.S. 83, 95 (1968) (“limit[ing] the business of federal courts to questions presented in an adversary context and in a form historically viewed as capable of resolution through the judicial process”). “[F]ederal courts are without power to decide questions that cannot affect the rights of litigants in the case before them.” North Carolina v. Rice, 404 U.S. 244, 246 (1971) (emphasis added). That is, courts may not give “an opinion advising what the law would be upon a hypothetical state of facts,” Aetna Life Ins., 300 U.S. at 241, for instance, where a party did not “seek the adjudication of any adverse legal interests,” S. Jackson & Son, Inc. v. Coffee, Sugar & Cocoa Exch. Inc., 24 F.3d 427, 432 (2d Cir. 1994).

These limitations apply to bankruptcy courts. See Wellness Int’l Network, Ltd. v. Sharif, 135 S. Ct. 1932, 1945 (2015) (“Bankruptcy courts hear matters solely on a district court’s reference [and]possess no free-floating authority to decide claims traditionally heard by Article III courts.”). In bankruptcy, moreover, the adjudication of claims may be subject to other preparatory steps. Bankruptcy courts will generally set a “bar date” that fixes the time to file a proof of claim against the bankruptcy estate. See Fed. R. Bankr. P. 3002(c)(3). If the bar date has passed, then the initial step for an individual seeking relief against the estate would be to seek permission to file a late proof of claim: only after permission is granted can that individual claim that she is entitled to relief. See Fed. R. Bankr. P. 9006(b)(1); see also Pioneer Inv. Servs. Co. v. Brunswick Assocs. Ltd., 507 U.S. 380, 394-95 (1993) (setting forth standard for “excusable neglect” for late claims under Rule 9006(b)(1)).

B.	Application

Here, the bankruptcy court held that any relief from GUC Trust would be equitably moot. But plaintiffs never sought relief from GUC Trust. The bankruptcy court’s ruling on equitable mootness was therefore advisory.

Neither GUC Trust nor Old GM are parties to the multi-district litigation now ongoing in district court. Only one defendant is named: New GM. Likewise, as GUC Trust confirmed at oral argument, plaintiffs have not filed any proofs of claim with GUC Trust, nor have they even asked the bankruptcy court for permission to file late proofs of claim or to lift the bar date, as would be required before relief could be granted.31

[31]	The bankruptcy court lifted the bar date for independent claims as a remedy. See MLC II, 529 B.R. at 583. We note, however, that neither the Groman Plaintiffs nor Ignition Switch Plaintiffs requested this as relief. The Ignition Switch Plaintiffs only mentioned in a footnote in their opposition to the motion to enforce that Old GM failed to provide notice of the bar date. The Pre-Closing Accident Plaintiffs stated on behalf of all plaintiffs that “Plaintiffs are not asserting a due process challenge to a bar date order or a discharge injunction issued in favor of a debtor.” Bankr. ECF No. 13021, at 48 n.26.

Instead, it appears from the record that GUC Trust became involved at New GM’s behest. New GM noted “well there is a GUC Trust” and suggested that because of the Sale Order’s bar on successor liability, any claims remained with Old GM and thus GUC Trust. J. App. 11038. But New GM has not sought to implead and bring cross-claims against GUC Trust in the multi-district litigation under Federal Rule of Civil Procedure 14 or to do the same in the Groman Plaintiffs’ adversary proceeding in bankruptcy under Federal Rule of Bankruptcy Procedure 7014.

Moreover, GUC Trust has protested its involvement in the case. At a May 2, 2014 hearing, GUC Trust notified the bankruptcy court that it was “frankly [a] stranger[    ] to these proceedings.” Id. at 11093. This was, according to GUC Trust’s uncontested representation, because:

No claimants, none of the plaintiffs, no claimants or potential claimants had raised this as a possibility. No one has filed a motion to lift the bar date. The only person that has raised it has been New GM, based upon, you know, some statements of fact in some pleadings. But the only person that has actually moved forward with it is New GM, and frankly, you know, it’s our view that this is essentially a way to deflect liability away, and you know, the attention away from New GM and put it on a third party.

Id. at 11090. At a July 2, 2014 hearing, GUC Trust continued to push that litigation of the equitable mootness issue was premature, and dependent on whether the Sale Order could be enforced. Id. at 8485.32

Nonetheless, the bankruptcy court asked the parties (including GUC Trust) to brief initially whether claims against New GM were really claims against Old GM’s bankruptcy estate or GUC Trust. As the bankruptcy court stated: “we’re going to consider as [a] threshold issue[    ] . . . the possibility that the claims now being asserted may be claims against Old GM or the GUC Trust.” J. App. 11103 (emphases added). Following a later hearing, the bankruptcy court added an issue of whether claims, if any, against GUC Trust should be “disallowed/dismissed on grounds of equitable mootness.” Id. at 5780.

[32]	The bankruptcy court seemingly agreed momentarily, commenting at the hearing that they could proceed “without now addressing and while maintaining reservations of rights with respect to issues such as . . . equitable [moot]ness.” Id. at 8491.

GUC Trust was thus not a “litigant[    ] in the case before [the bankruptcy court],” Rice, 404 U.S. at 246, who “s[ought] the adjudication of any adverse legal interests,” S. Jackson & Son, Inc., 24 F.3d at 432. GUC Trust sought not to be involved, but the bankruptcy court ordered otherwise. In doing so, the bankruptcy court was concerned with a “hypothetical” scenario, see Aetna Life Ins., 300 U.S. at 241 — the “possibility” that there “may be” late-filed claims against GUC Trust, J. App. 11103. The bankruptcy court’s decision on equitable mootness that followed essentially advised on this hypothetical controversy.

We acknowledge that the parties have expended considerable time arguing about equitable mootness. We are likewise cognizant that plaintiffs at one point sent a letter to GUC Trust suggesting that it should freeze its distributions pending the bankruptcy proceedings. See MLC II, 529 B.R. at 537-38. But plaintiffs did not pursue any claims. Ultimately, it is the parties, and not the court, that must create the controversy. See Dep’t of Envtl. Prot. & Energy v. Heldor Indus., Inc., 989 F.2d 702, 707 (3d Cir. 1993) (rendering advisory “an answer to a question not asked” by the parties).

We thus conclude that the bankruptcy court’s decision on equitable mootness was advisory and vacate that decision. See MLC II, 529 B.R. at 583-92.

CONCLUSION

For the reasons set forth above, with respect to the bankruptcy court’s decisions below, we:

(1)	AFFIRM the decision not to enforce the Sale Order as to the independent claims;

(2)	REVERSE the decision to enforce the Sale Order as to the Used Car Purchasers’ claims and claims relating to the ignition switch defect, including pre-closing accident claims and economic loss claims;

(3)	VACATE the decision to enforce the Sale Order as to claims relating to other defects; and

(4)	VACATE the decision on equitable mootness as advisory.

We REMAND the case for further proceedings consistent with this opinion.

United States Court of Appeals for the Second Circuit

Thurgood Marshall U.S. Courthouse

40 Foley Square

New York, NY 10007

ROBERT A. KATZMANN	CATHERINE O’HAGAN WOLFE
CHIEF JUDGE	CLERK OF COURT

Date: July 13, 2016	DC Docket #: 09-50026
Docket #: 15-2844bk	DC Court: SDNY (NEW YORK CITY)
Short Title: In re: Motors Liquidation Comp	DC Judge: Gerber

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United States Court of Appeals for the Second Circuit

Thurgood Marshall U.S. Courthouse

40 Foley Square

New York, NY 10007

ROBERT A. KATZMANN	CATHERINE O’HAGAN WOLFE
CHIEF JUDGE	CLERK OF COURT

Date: July 13, 2016	DC Docket #: 09-50026
Docket #: 15-2844bk	DC Court: SDNY (NEW YORK CITY)
Short Title: In re: Motors Liquidation Comp	DC Judge: Gerber

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respectfully submits, pursuant to FRAP 39 (c) the within bill of costs and requests the Clerk to prepare an itemized statement of costs taxed against the

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Signature

United States Court of Appeals for the Second Circuit

Thurgood Marshall U.S. Courthouse

40 Foley Square

New York, NY 10007

ROBERT A. KATZMANN	CATHERINE O’HAGAN WOLFE
CHIEF JUDGE	CLERK OF COURT

Date: July 13, 2016	DC Docket #: 09-50026
Docket #: 15-2844bk	DC Court: SDNY (NEW YORK CITY)
Short Title: In re: Motors Liquidation Comp	DC Judge: Gerber

NOTICE OF DECISION

The court has issued a decision in the above-entitled case. It is available on the Court’s website http://www.ca2.uscourts.gov.

Judgment was entered on July 13, 2016; and a mandate will later issue in accordance with FRAP 41.

If pursuant to FRAP Rule 39 (c) you are required to file an itemized and verified bill of costs you must do so, with proof of service, within 14 days after entry of judgment. The form, with instructions, is also available on Court’s website.

Inquiries regarding this case may be directed to 212-857-8523.